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                                                                   Exhibit 10.27


                                                               STEPHEN J. FELICE
                                 April 20, 1998                       President



[DECISION ONE LOGO]




Mr. Dennis M. Callagy
7503 Bromwich Court
Dallas, TX  75252


Dear Dennis:

         I would like to extend to you an offer of employment with DecisionOne Corporation. After an extensive search, we've selected you as the right individual to lead our major account operations efforts into the future. You will begin your career with DecisionOne on or before May 11, 1998 in the position of Senior Vice President of Major Account Operations. Your annual base salary will be $190,000 ($7,307.69 biweekly) and you will be eligible for an annual bonus targeted at $76,000.

         The annual bonus will be composed of two elements:

         * Approximately 60% of your bonus target will be based on business results from the major accounts: revenue, profit, and customer satisfaction. The performance targets will be established via mutual agreement between you and me.

         * Approximately 40% of your bonus target will be based on corporate earnings.

Each element of the bonus will range between 0% to 200% achievement, depending on results. I will give you more specifics about the bonus plan as we get closer to your start date.

         You will receive a signing bonus of $10,000, payable (less applicable withholdings) on your first day of employment; provided, however, that you shall repay said bonus if you leave the company's employ before one year. You will also receive your annual target bonus for the fiscal year ending June 30, 1998, prorated for the period from your first day of employment through June 30, 1998, payable on or before August 15, 1998 provided that you are an employee of the company on the date of employment.

         You will be provided the opportunity to participate in the company stock option program. Subject to approval by the Compensation Committee of the Board of Directors, you will receive an option to purchase 50,000 shares of DecisionOne stock at an exercise price of $20.6084, the same exercise price as every participant has received. The vesting schedule, as well as all other terms and conditions, will be specified in the stock option agreement. There is a provision that accelerates vesting of the options in the event of a change in ownership control.

         If your employment by the Company is involuntarily terminated without cause, other than by reason of death or disability, and you are not offered employment in an executive capacity by another DecisionOne Holdings Corp. company, in exchange for a release of all claims against the Company, the Company will pay to you, during the twelve (12) month period commencing with the effective date on which your employment is so terminated (the "Severance Period"), in lieu of all other severance payments from the Company, an aggregate amount equal to your then current annual base salary, payable in equal biweekly installments in accordance with the Company's normal payroll practices, provided, however, that if you shall become employed by another organization at any time during the Severance Period, then during the remainder of the Severance Period, each such


      Decision One Corporation * 50 East Swedesfor Road * Frazer, PA 19355
                        610/296-6094 * Fax 610/296-5250






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                                      -2-                         April 20, 1998



installment payment shall be reduced to one-half the amount otherwise so payable, and the total shall be reduced accordingly. In addition, during the Severance Period, you will be entitled to continue to receive the standard medical, dental, and life insurance coverage paid by the Company as in effect on the date of termination, provided, however, that if you shall become employed by another organization during the Severance Period as aforesaid, such benefits shall forthwith cease and terminate at the time you become eligible for coverage under the medical insurance plan of such organization, but in no case shall the Company's obligation to provide standard medical, dental and life insurance coverage go beyond the Severance Period. Any benefit payable under this paragraph shall be referred to as "Severance Benefits".

         For the purposes of this letter, "cause" shall mean a determination by the Board of Directors or the Chief Executive Officer of DecisionOne that you
(i) failed to obey the reasonable and lawful orders of the Board of Directors,
(ii) acted with gross negligence in the performance of your duties, (iii) willfully breached or habitually neglected your duties, or (iv) committed a felony or any act involving dishonesty, fraud, or moral turpitude.

         Your office location will be in the Company's headquarters in Frazer PA. You will be reimbursed for your costs to move from the Dallas area under the Company's relocation assistance plan. Reimbursement for incurred costs which results in W-2 income will be grossed-up to cover your tax liability. Our intent is to "keep you whole" for all reasonable expenses that you incur during your relocation.

         You will have an annual entitlement to four weeks of vacation time off which accrues on a monthly basis, in addition to 11 annual holidays plus any necessary time for illnesses and other reasonable causes. Also, you and your dependents will be eligible for the Company's standard health and welfare benefits after 60 days of employment. The benefits package offered at DecisionOne qualifies under the IRS Code Section 125 as a Cafeteria Plan allowing the premiums paid, through payroll deduction, to be withheld on a before-tax basis. You will receive detailed information regarding the plans and your selections after your employment begins.

         As a condition of this offer of employment, you acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates. Accordingly, you agree that during the employment term and through the first anniversary of the date of termination of employment, if you are eligible for Severance Benefits hereunder, or the Company at its option elects to pay you Severance Benefits, then you will not directly or indirectly accept an engagement with any person or entity engaged in the multivendor computer maintenance business or any other line of business of the Company or any of its affiliates accounting for 5% or more of the Company's gross revenues (including without limitation by performing or soliciting the performance of services for any customer or client of the Company or any of its affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.

         During the employment term and through the second anniversary of the date of termination of employment, you will not induce, or cause any person or entity to induce, any employee of the Company or any of its affiliates to engage in any activity in which you are prohibited to engage by the foregoing paragraph or to terminate his or her employment with the Company or any of its affiliates, and will not employ or offer employment, or cause any person or entity to employ or offer employment, to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.



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                                      -3-                         April 20, 1998




         You will not at any time (whether during or after your employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any of its affiliates, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with the Company for any reason, you will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that you may retain or personal notes, notebooks and diaries. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         Upon the start of employment with DecisionOne, you will need to agree to our Business Conduct Guidelines, disclose any conflicts of interest, and agree to comply with the securities reporting requirements and trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 as an executive officer of DecisionOne Holdings Corp. Please be advised that neither this offer of employment nor any statements made by any officer or employee of the Company constitutes an employment contract, and that you will be an "at-will" employee of the Company. The substantive laws of the Commonwealth of Pennsylvania shall govern this letter of agreement.

         Please sign and fax this offer letter by the close of business on Friday, April 17 to me at the fax number below and mail the originals to me also. If you have any questions or concerns, either leave me a voice mail or call Dwight Wilson at 610/296-6224. Dennis, as we discussed, you are being presented with an opportunity to play a significant role in DecisionOne's future. I have every confidence that you will lead a very successful major accounts team at DecisionOne and that you will help us fulfill our vision to be the world's best provider of information technology support services.



                                   Sincerely,


                                             /s/ STEPHEN J. FELICE
                                             -------------------------
                                                 Stephen J. Felice




I accept the offer of employment discussed in this letter.



/s/ DENNIS M. CALLAGY                  4/15/98
---------------------------------     ----------
    Dennis M. Callagy                    Date